SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

barnesandnoble.com inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Proposed maximum aggregate value of transaction:
(5)	Total fee paid:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

The following letter was sent to employees of barnesandnoble.com inc. on or about May 13, 2004.

May 13, 2004

TO:	All Employees of Barnes & Noble.com

FROM:	John Heaney Vice President Human Resources

DATE:	May 13, 2004

SUBJECT:	Important Information on Proposed Acquisition of Shares by Barnes & Noble, Inc.

As you know, a meeting of the stockholders of Barnes & Noble.com is scheduled to take place on Thursday, May 27, 2004 to vote on the proposed acquisition of Barnes & Noble.com by Barnes & Noble Inc. Because of this meeting, a black-out on the sales and trading in Barnes & Noble.com stock will begin on Thursday, May 20, 2004. This blackout will affect both stock options and open market sales and purchases of the stock. Below is more specific information regarding the blackout and certain effects of the proposed vote.

STOCK OPTION HOLDERS:

•	Barnes & Noble.com stock option holders will not be able to exercise any of their options once the blackout period begins.

•	If the merger is approved and adopted by the shareholders, employees with “in the money” options will be cashed out and the net proceeds of the options will be paid out, less applicable withholding tax, via a special payroll on May 28, 2004. “In the money” options are those options that have a grant price below the proposed transaction price of $3.05 per share. All “out of the money” options (options whose grant price is $3.05 or higher) will expire if the merger is approved and adopted. All employees with vested options as of the effective time of the merger, whether in or out of the money, will receive a final statement directly from Smith Barney Citigroup shortly after the merger is adopted and approved.

•	If the merger is not adopted and approved by the stockholders, then the blackout will end at the close of business on May 28, 2004. All stock options – whether “in the money” or “out of the money” – will remain vested and will expire in accordance with the option grant schedule.

PURCHASE AND SALES OF STOCK:

•	Barnes & Noble.com employees are restricted from buying or selling Barnes & Noble.com stock once the blackout period begins. If the merger is not adopted, this black-out period will end at the close of the stock market on Friday, May 28, 2004.

* * * * * * * * * *

This communication is neither a solicitation of a proxy, an offer to purchase nor a solicitation of an offer to sell shares to Barnes & Noble.com. Barnes & Noble.com has called a special meeting of its stockholders to vote on the merger and filed with the Securities and Exchange Commission and mailed to Barnes & Noble.com’s stockholders the definitive proxy materials. Before making any voting or investment decisions, investors and security holders of Barnes & Noble.com are urged to read the definitive proxy materials regarding the merger carefully in their entirety because they will contain important information about the proposed merger, including, among other things, the recommendation of Barnes & Noble.com’s board of directors in respect of the merger. Copies of the definitive proxy materials and any amendments or supplements thereto may be obtained without charge at the SEC’s website at http://www.sec.gov or at Barnes & Noble.com’s website at http://www.barnesandnoble.com/ir. Investors and stockholders also may obtain a free copy of the definitive proxy statement and other documents filed with, or furnished to, the SEC from Barnes & Noble.com by directing a written request to barnesandnoble.com inc., 76 Ninth Avenue, New York, NY 10011; Attn. Investor Relations, Kevin M. Frain.

Barnes & Noble.com, its directors, executive officers and certain members of management and employees may be deemed to be participants in the solicitation of proxies from Barnes & Noble.com’s stockholders in favor of the approval of the merger. Information regarding such officers and directors and their ownership of Barnes & Noble.com’s common stock is set forth in Barnes & Noble.com’s Proxy Statement on Schedule 14A for the 2004 Special Meeting of Stockholders, filed with the SEC on May 3, 2004.